Exhibit 99.1
U.S. Physical Therapy
November 5, 2026 Earnings Call
10:30 am ET

Operator:
Good day and thank you for standing by. Welcome to the U.S. Physical Therapy third quarter 2026 earnings call. At this time, all participants are in a listen-only mode. After the speaker’s presentation, there will be a question and answer session. In order to ask a question during the session, please press the * key followed by the number 1 on your telephone. Please be advised that today’s conference is being recorded. If you require any further assistance, please press * then 0. I’d now like to turn the call over to Chris Reading, Chairman and CEO. Please go ahead, sir.

Chris Reading:
Good morning and welcome to U.S. Physical Therapy’s third quarter 2026 earnings call. With me today are Nchacha Etta, our EVP and new Chief Financial Officer; Eric Williams, President and COO East; Graham Reeve, COO West; Rick Binstein, our General Counsel; and Jason Curtis, our Senior Vice President of Accounting and Finance. Before we get started, Jason will read our disclosure statement. Jason, if you would, please.

Jason Curtis:
Thank you, Chris. The presentation includes forward-looking statements which involve certain risks and uncertainties. These forward-looking statements are based on the company’s current views and assumptions. The company’s actual results may vary materially from those anticipated. Please see the company’s filings with the Securities and Exchange Commission for more information. This presentation also includes certain non-GAAP measures as defined in Regulation G, and the related reconciliations can be found in the company’s earnings release, and the company’s presentation on our website.

Chris Reading:
Thanks, Jason. This is Nchacha’s first earnings call with us, though he has been on many during his distinguished public company career. Nchacha, welcome. We are thrilled to have you, and we look forward to introducing you more personally to our analysts and shareholders in the days ahead.

As always, I want to start by thanking our partners and our clinical and support teams. Their work changes lives for our patients across our physical therapy partnerships. It also keeps employees healthy and on the job in many of our nation’s largest and most successful employers through our injury prevention teams. Our physical therapy business starts with great care, and that care delivers real value to the broader healthcare system.

Even for Medicare-aged patients, completing an outpatient physical therapy plan of care is associated with lower next year total healthcare spend according to a study commissioned by APTQI in 2017, and independently performed by the Moran Group. Great care is what lets us grow volume every year across a growing clinic base. This quarter is often a seasonally softer quarter as referral sources and staff vacations kick in. But we held steady this summer at more than 33 visits per clinic per day, right through the quarter, compared with 32 a year ago.

We set a couple of important records this quarter. With respect to visits, every month this year has been a record for that month. We are up to 27 consecutive months where that has occurred, nearly 2.5 years of record volume each and every month. We did this while our operations and clinical teams completed a very major lift in this third quarter. All of the Metro New York facilities moved into our NYU Langone relationship, and the majority of that lift occurred in the third quarter. That meant our therapists and administrative teams had to learn and navigate the new hospital-based EMR, among other changes. Despite that, Metro’s volume has never been higher and has continued to grow as we benefit from great patient care and reputation among our new partner network of specialists.

In September, we also onboarded our second hospital partnership, our Gulf Coast Group, bringing in 10 of its facilities. Hospital revenue has grown from less than 5% in Q2, now to over 13% in this most recent quarter. Looking ahead, the fourth quarter will be the first with both partnerships for the full quarter.

One of the points of impact which shows up very clearly with these hospital partnerships is the net rate per visit. It rose by more than $5.00 per visit in the quarter, and September reached $112.00 per visit. Both of those are all-time records for the company, for net rate in any month, and for our year-over-year net rate increase. I’m especially pleased about that, and as we onboard more opportunities, you will see those numbers continue to grow.

Here is how all of that translated into results. Physical therapy visits grew 8%. Combine that with the net rate improvement, total revenue grew 13%, and PT Income grew 15%. Importantly, also, PT mature revenue grew more than 6%, the highest number we have posted in some time. In Industrial Injury Prevention, revenue grew 14%, and profitability grew 27%. A really great job by those teams. Together, EBITDA grew more than 16% with growth in all three areas: hospital, traditional PT, as well as injury prevention. In a few minutes, Nchacha will walk you through all these details.

One area which has weighed on our margins this quarter, and in fact, all year was in our self-insured group health costs. They are running well above our historical average and especially above last year. We have a handful of very large complex claims, including several premature infants that have dramatically increased our expense in this area. As a self-insured employer, we absorb these costs directly, net of stop-loss.

Year-to-date, employee insurance claims expense is $7 million higher than it was last year. In the third quarter, it was $2 million over budget. We cannot control the timing or the size of these claims, but we are acting on what we can control. In the quarter, we made targeted, very surgical labor reductions, and together with other initiatives, we expect those actions to help as we move forward. We also made strong progress on growth. In the quarter, we announced a 12-clinic acquisition with excellent young partners in a state with strong net rate and a good growth runway. In October, we added a significant sports medicine practice on Long Island for a very busy Metro business.

Our hospital initiative continues to build momentum and attract interested partners. And we are finding injury prevention opportunities that will broaden both our service offering and the industries we serve. This is a pivotal year for us. The Medicare reimbursement cuts of recent years are behind us. We are executing on our hospital initiative with strong, capable partners, and our teams are delivering outstanding care and service to our patients and our industrial customers. The end result is a better net rate, more margin opportunity, and continued strength in volumes ahead.

We are as busy as we have ever been, and more is coming, including new revenue cycle initiatives and further cost and efficiency work. We also have a strong balance sheet, which sets us apart from many of our larger competitors, and our partner model that powers every part of our business physical therapy or injury prevention, and our hospital affiliations alike.

That concludes my prepared remarks. Nchacha will now cover the financials in more detail. Nchacha, go ahead.

Nchacha Etta:
Thank you, Chris, and good morning, everyone. Before turning to our financial results, I would like to take a moment to thank the USPH team for the warm welcome. This is a team of talented individuals who are passionate about driving the company’s long-term growth strategy and delivering strong and consistent financial results for all our stakeholders. I am looking forward to continuing to meet with our employees and partners, and of course, many of you in the upcoming weeks and months. I am excited about the future for USPH, and I believe our third quarter results are a solid testament to the company’s long-term growth potential, as well as our financial and operational execution and discipline.

Now I would like to begin with an overview of our financial results for the third quarter. Our third quarter delivered double-digit revenue growth and expanded margins. This momentum gives us the confidence to reaffirm our full-year EBITDA guidance. Total revenue for the third quarter was $223 million, up 13% from the third quarter of 2025 with comparable revenue up 7%. Physical therapy revenue was $190 million, up 13%. Mature clinic revenue grew 6%, which includes the benefit of our hospital affiliations and what we believe is the continuation of a strong ongoing trend. Volume was a key driver to our performance. Patient visits were 1.68 million, up 8%, and daily visits per clinic rose to 33 from 32 a year ago. Higher visits per clinic means our existing clinics are becoming more productive, which supports the margin improvement results I will cover shortly. Revenue per visit was $111.00, an increase of $5.00 from last year, driven by higher revenue at our hospital affiliation clinics.

Turning to payer mix, Q3 2026 workers’ comp results were a highlight, delivering an 8% revenue per visit increase over Q3 2025 with penetration approaching 11%. Medicare also outperformed, with a 2% revenue per visit increase in Q3 2026 exceeding our estimated 1% 2026 increase. Commercial revenue per visit was flat in Q3 but increased by 2% year-to-date in 2026 compared to the same period last year. Hospital affiliations revenue exceeded $25 million in Q3 2026, and we have now converted 72 clinics, reflecting the completion of our first two announced affiliations. Adjusted physical therapy margin was 19% in Q3 2026, an increase of 60 basis points compared to Q3 2025 despite the unfavorable trend in employee benefit costs we experienced in the first half of the year, which continued in Q3 2026. As a result of this headwind, Q3 2026 physical therapy margin was negatively impacted by approximately 150 basis points.

As Chris mentioned, We took aggressive actions to control payroll costs and reduce discretionary spending in the third quarter, which will continue to benefit margins in future periods.

IIP revenue was $33 million, up 14%. Excluding the acquisitions we completed in January, IIP revenue grew 8%. IIP margin was 22%, an improvement of 230 basis points compared to Q3 2025. Adjusted corporate expenses was 8% of revenue, an 80 basis point improvement compared to Q3 2025, reflecting good leverage as we grow. Third quarter 2026 EBITDA was $28 million, up $4 million from last year. Adjusted net income was $12 million, up $2 million versus Q3 2025. Adjusted earnings per share were $0.80, an increase of $0.14 compared to Q3 2025.

On a GAAP basis, net income attributable to USPH shareholders was $11 million, compared to $13 million last year. GAAP loss per share was $1.04 compared to earnings per share of $0.48. I will take a few moments to walk you through the GAAP treatment of net income in this instance. Under GAAP, changes in the value of redeemable non-controlling interests, which represents our partners’ ownership stakes in subsidiaries we do not fully own, are excluded from net income but are included in the earnings per share calculation. When performance improves, those partner stakes become more valuable, and that has a dilutive effect on GAAP earnings per share. In other words, stronger operating results are contributing to the GAAP loss per share, which is why we focus on adjusted earnings per share as a clearer view of ongoing performance.

Interest expense increased to $3.6 million. The year-over-year increase reflects borrowing costs to fund our 2026 acquisitions, as well as opportunistic share repurchases. The income tax rate was 26.5% for the quarter and 28.9% year to date.

Now, let us turn to our balance sheet. We ended the quarter with $38 million in cash compared to $36 million at the end of 2025. Borrowings on the credit facility were $247 million, compared to $162 million at year-end 2025. We remain confident in our capital structure and our ability to support the ongoing execution of our growth strategy.

On September 22nd, we entered into a new interest rate swap to extend our existing hedge on 1-month term SOFR. The new swap begins on June 30th, 2027, and runs through the credit facility’s expiration on April 14th, 2031. It fixes the SOFR index for our term loan at 4.6% over that period with an initial notional value of $171 million. Combined with the existing swap, which remains in place through June 30th, 2027, a sizable portion of our floating rate debt is now hedged, which we believe gives us improved visibility of our future interest costs.

Year-to-date operating cash flow was $64 million, up from $50 million in the same period last year. We deployed our cash along with borrowings in line with our priorities; $36 million for business acquisitions, $23 million for purchases of minority interests, $21 million in dividends to shareholders, and $19 million for share repurchases.

USPH has consistently returned capital to shareholders through dividends paid since 2011, and increased steadily over time. Our current quarterly dividend of $0.46 per share reflects the durability of our cash generation, and our board’s confidence in the business. We remain committed to a balanced capital allocation approach, investing in organic growth, pursuing disciplined partnership acquisitions, maintaining appropriate financial flexibility and returning capital to shareholders. I am pleased with the strength of the company’s balance sheet and intend to continue our laser focus on continuous fiscal discipline, translating our operating initiatives into visible financial progress, seamless predictability, and a disciplined value-creating capital approach.

Given our year-date performance and the acceleration we saw in the third quarter, we are pleased to reaffirm our full-year EBITDA guidance of $102 million to $106 million. We are clear on the strategic direction of USPH, and we believe we are well equipped to get there. We remain focused on creating long-term sustainable value for all our stakeholders. As we look to execute our strategy and work to capture the opportunities we see ahead of us. I am excited to be part of this team, and I look forward to working with all of you. With that, we would like to open the call for questions.

Operator:
Thank you. If you’d like to ask a question, press star 1 on your keypad now. To leave the queue at any time, please press star 2. Once again, that is star 1 to ask a question, and we’ll pause for just a moment to allow everyone a chance to join the queue. Thank you. We’ll take our first question from Joanna Gajuk with Bank of America. Your line is open. Please go ahead.

Joanna Gajuk:
Hi, good morning. Hey, good morning. Thanks so much for taking the question. So, a couple of questions on these hospital affiliations. So, clearly, you’re executing pretty well, it seems, but I just want to confirm, so the $25 million revenue in the quarter, right, we should expect this number to grow in Q4 because there was some of these clinics that move into the affiliations late in the quarter, right, in September. So, can you help us, you know, understand the magnitude of the sequential increase? We should expect even outside of opening your clinics or adding things, but just based on just kind of the business in place right now?

Chris Reading:
Yes, I don’t know that we’re prepared to give a number per se, but your summary is correct. In the quarter, we added the bulk of the Metro facilities. The final tranche didn’t occur until the month of September. We also in the month of September added our Gulf Coast partnership. So, the fourth quarter will be the first quarter that we will have had both of these partnerships fully loaded for the entirety of the quarter. Nchacha, I don’t know if you want to say any more.

Nchacha Etta:
No, we’re pleased with the performance that we’re seeing with our hospital affiliations, and I mean, it’s really strong performance, and we expect that this performance will continue.

Joanna Gajuk:
Okay, and I guess from that kind of base level, sounds like you just added a facility through an acquisition into those hospital affiliations. Is there sort of a framework heading into next year how we should think about growing these affiliations in terms of de novos or tuck-in acquisitions? Any kind of color you can give us in terms of how we should think about that growth going forward for the existing affiliations?

Chris Reading:
Right. So, while we’re not prepared to give numerical guidance yet for next year, I can tell you that our development team will be focused on tuck-in opportunities that bring readily available volume into these opportunities. So, in the Metro facility, in the Metro partnership, we have a number of de novos already slated between now and through next year. I’m sure we’ll probably identify some additional tuck-ins as well. Then importantly, our facilities each week are getting busier and busier and handling more and more referrals. So, we have capacity within our existing facilities to continue to add staff and grow, and that, of course, will be a big focus as well. We’ll give guidance in February that makes all of that a little bit more transparent in a numerical way, but directionally and strategically, what I just mentioned will be the focus for any of these hospital opportunities going forward.

Joanna Gajuk:
Wonderful, and if I may, on a different topic but it relates to next year, the final Physician Fee Schedule work just came out last night. I don’t know if you had a chance to look at this, but the physical therapy rate update was still 3%. There’s some adjustments. So, it looks like overall number may be a little bit lower than the proposal. So, do you have an estimate to give us, ballpark for what it means for you guys? Also, you had flagged potential reimbursement upside in ’28 from some methodology changes. Can you help us understand if this was finalized and any color on the magnitude of tailwind for the company if that was to happen in ’28? Thank you.

Chris Reading:
Yes, so I’ll talk about the methodology briefly. We haven’t frankly had enough time to map it all out. As you know, these vary on a geographic index factor basis. And so we still need to do that. But on first blush, which is very early, it looks like the sum of the pieces and parts on the base part of the physician fee schedule will be 0.7% positive for next year. So directionally positive. Separate from that, APTQI, the alliance that we started many years ago that aggregates all the largest companies in the space, we did some analysis and took that to CMS a while back on a very important modifier called IPCI. It gets referred to as IPCI, and that’s the Individual Practice Cost Index Modifier. Again, a lot of jargon here, I apologize, and not easy to follow.

CMS is going to – as we recommended, and - this rule that was published last night follows the recommendations that we made, but CMS is going to phase out that IPCI modifier over a 2-year period beginning in 2027. That phase-out will actually be a very significant benefit to us because that IPCI modifier has hurt us as a very efficient provider whose cost structure is not heavily weighted in very, very expensive - considered highly expensive, surgical equipment or technology equipment. And so it actually penalized more efficient providers. That penalty is going to go away, and the impact we believe will occur over a many-year period, not only beginning with the phase-out, but continuing beyond the phase-out, and give us a lift for a number of years. Now what I’d like to do is have our team who’s worked on this overnight continue to work on it, continue to create clarity, and at some point we can put out additional information when we’re sure exactly of the numbers. But directionally, very positive.

Joanna Gajuk:
Great. Thank you so much.

Chris Reading:
Thanks, Joanna.

Operator:
Thank you. We’ll move on now to Jack Slevin with Jefferies. Your line is open. Please go ahead.

Jack Slevin:
Hey, thanks for taking the question and nice work on the quarter. Maybe to start, volume looked really good in the quarter. Understand some of the dynamics around the hospital affiliations that are ramping and a little bit of acquisition activity, but I guess I’d love to just hear on a couple of pieces sort of where you’re seeing pockets of strength in volume and what you think is driving that. Yes, I’ll leave it there.

Chris Reading:
Okay. I don’t know that I would call it pockets. I mean, we’ve, as I mentioned in my prepared remarks, and we don’t take this lightly, by the way. I’m happy about it, but it’s a tremendous amount of work that goes into it from clinical and facility level, the operations team, the sales and marketing team. We’ve had 27 consecutive months which each month has been a record for that month. Demand is strong. Where we’ve maybe historically struggled a little bit and it’s a tight labor market and so we continue to have to try to staff to meet that demand. We’re in competition with large and many small providers. We have a little better resources than the small providers. We have tremendous care that’s being delivered at our facilities, recognized by our patients and our referral sources, and we have room in our facilities. And so those combination of factors accrue reasonably well for us. We’ve been pretty resilient in that regard and pretty steady. And, you know, I’m - what I was gonna say was I’m hopeful, but I’m more than hopeful. I know the team, is working every day to continue that trend and to make that happen. And so, we’re going to continue to do what we know works, and hopefully we can keep it going.

Jack Slevin:
Got it. Very helpful there. And then maybe, I think helpful color earlier in the Q&A in terms of how to look at the near term on the existing hospital partnerships. I know you’ve been sort of I’d call it pretty confident that there could be other opportunities that pop up. Maybe just wondering if there’s any thoughts you have on potential pacing or when opportunities with new hospital partnerships might open up or start to layer in.

Chris Reading:
Yes. I can say this, and I wish I had a perfect crystal ball on this. One thing is clear, the two that we got out of the gate, it’s always a little bit harder to get the first one started, and I think our initial partner has been fantastic. Both of our partners have been fantastic and moved very, very quickly. Most hospital systems are slower to move. We’re in discussion with a great many right now. And we expect that over a period of the coming months and quarters, we’ll have an additional announcement or possibly a few additional announcements, but they’re very difficult. So, one of the things we’re going to have to be a little bit careful of is getting ahead of ourselves in terms of deals that haven’t closed yet. As soon as things close, they’ll be announced, and we’ll have a little better clarity at that point to share on magnitude and opportunity and potentially on phase-in. But we’re confident we’re going to get more of these done.

Jack Slevin:
Okay. Helpful color there, Chris. And then last one for me, just the workers’ comp strength that you flagged in the quarter, is there any detail you can give on what’s driving that? Are you making sort of intentional efforts to go after that line of business or something that you see there that’s driving the strength? Would just be curious to unpack that a little bit.

Chris Reading:
Yes, sure. Maybe Eric, if you’re able, if you could address that. You and Ray and Graham have been working on that hard, so.

Eric Williams:
Sure. Yes, it’s been a major focus of ours for the past 3+ years, and we’ve made huge inroads, a dramatic expansion of agreements, significantly more, and a lot of them, really focused on the PPO side of the house, which just pays more on a per visit basis. So, it’s volume-driven and it’s rate-driven. If you looked at work comp right now as a percentage of our total payer mix, This is the highest it’s been since 2020. So, and we have more contracts that are scheduled to come online as we continue to move through this year and into next year. So, this is something that we feel still has opportunity to grow.

Jack Slevin:
Got it. Appreciate all the color and nice work again on the quarter, guys.

Chris Reading:
Thank you.

Operator:
Thank you. We’ll move on now to Mike Petusky with Barrington Research. Your line is open.

Chris Reading:
Morning. Morning, Mike.

Mike Petusky:
Hey, good morning. Chris, if you mentioned it, I didn’t catch it. Did you disclose how much EBITDA was actually generated in the quarter by the hospital partnerships?

Chris Reading:
We did not, and I don’t know that that’s going to be a number that we disclose unless eventually we end up breaking this out, which we haven’t yet.

Mike Petusky:
Okay. Could I ask one question that’s, I guess, somewhat connected to that? When you first announced these, and I understand that it was a few quarters ago, you sort of said, “Hey, fiscal ‘27, we could absolutely see an incremental, I think, it was $7.3 million of incremental EBITDA associated with these partnerships.” I’m assuming that you’re maybe more bullish on that outlook now than at that time, but you – are you willing to speak to that?
Chris Reading:
Yes. Let me just say that on the Metro side, we’re trending nicely ahead of that. Volumes picked up really well. And then on the Gulf Coast partnership, we initially modeled that to begin, I think it was in June or maybe the end of June. Got held up on a kind of a regulatory nit that took a few months to solve with the state. And so, it came in later, it didn’t come in until September, but when you look at ‘27 impact, again, I don’t know, unless Nchacha wants to jump in, I don’t know that we’re prepared to exactly quantify it at this point. May give some more color for ‘27 as we go forward, but we’re ahead of where we expected to be at this point.

Mike Petusky:
Excellent. And then just a quick clarification, and I’ll let others have a shot here. The 72 clinics, is that split between Metro and Gulf Coast, or is that just Metro? It’s unclear to me what the 72 clinics.

Chris Reading:
It’s both. Yes.

Mike Petusky:
What’s the split if you have that?

Chris Reading:
62 and 10 would be the split.

Mike Petusky:
All right. Great. All right. Thanks so much, Chris.

Chris Reading:
I think 10 was Gulf Coast.

Mike Petusky:
Got it. Thank you so much. Great quarter. Thanks.

Chris Reading:
Thanks, Mike.

Operator:
Thank you. We’ll move on to Larry Solow with CJS Securities. Your line is open.
Larry Solow:
All right. Good morning, Chris, and welcome, Nchacha. I guess just a couple follow-ups, Chris.

Chris Reading:
Yes, absolutely.

Larry Solow:
Just to follow up, from a high level, just curious if you could give us any anecdotal, just feedback. I’m sure the feedback from your partner sounds like it’s going great, but anything from payers or anything like that, anything you could just speak to in terms of the hospital agreements and any feedback you have there?

Chris Reading:
Partner feedback’s been strong, and of course, there’s work to do. Always when you try to stand something up that’s this significant, particularly on the Metro side, really significant. Look, these things, when they initially start, and we’ve converted in this case on the Metro side to a new, very complicated, non PT-specific EMR actually slowed down just a little bit for a few weeks because the staff is just, you know, trying to keep head above water. Then things picked back up again, and they picked up nicely. You know, it’s, again, it’s gone well. I think, you know, I won’t speak for our partners, but I think everybody’s pleased. The payer side, again, our partners are billing under their payer contracts for the services that are being provided. We don’t have an interface with the payers on that side, but I haven’t heard of anything that, you know, plus or minus that’s come from the payer side at all. Honestly, I don’t know that I would hear directly other than through our partner. We haven’t heard through our partner that there’s been any issue one way or the other.

Larry Solow:
That’s fair. The margins, margins PT were up 150 bps year over year in the quarter. As you guys called out, there was 150 bps swing from the self-insurance. So, you know, 300 bps improvement ex the insurance side, I imagine most of that is just from the pricing on the hospital side, just the improvement. But it sounds like there are still some inefficiencies. You’re just ramping, so you probably have - not to put - maybe you can’t quantify it, but it feels like there’s also a seasonally slower quarter too. So there’s probably a lot of opportunities just to ramp up the margin incremental improvement from going forward just at these— on the hospital side. Is that fair?

Chris Reading:
Nchacha, go ahead.

Nchacha Etta:
Yes, so look, like I said earlier, we’re very pleased with the performance of the quarter. You know, our margins did improve this quarter in spite of the unfavorable headwinds from employee healthcare benefits that had what is 150 basis points margin impact. But we do believe that as our volume continues to increase and the net rate improves as well, which will be at our higher rates at the hospital affiliated clinics, we will see our margins continue to improve as well. Added to that, we are going to focus on managing our expenses here very prudently to ensure that we keep our expenses flat. That also should contribute to our margin improvements.

Chris Reading:
Yes, the one thing I would just throw a little caution out there for you guys is, you know, this fourth quarter, our employee expenses run hot all year. Comparatively, we ran cool last year. So we’re much above average this year. That may continue into the fourth quarter. It’s something that we don’t control directly. So I would just encourage you, don’t, you know, don’t get too far ahead too far too fast. We’re making progress operationally. There’s a piece of this we don’t entirely control. So, you know, that’s still hanging out there for us.

Larry Solow:
Things you actually don’t fully control, just curious, just to clarify. So on the IPCI modifier and the, you know, the methodology change, it sounds like your expectation is, do you actually get some benefit in ‘27? You know, I think you called out the 0.7 just from the, discretion fee schedule, do you expect, is there a potential upside to that from the modifier or should we kind of think of that beginning in ‘28 and maybe it’s like a low single-digit percent, but over a multi-year period? Is that kind of, again, I know nothing’s in concrete yet, but is that how you’re thinking about it on this today?

Chris Reading:
Yes, so again, my understanding is, you know, from a cake that was just baked and hasn’t really cooled yet. We need a little bit more time, but as if the IPCI modifier begins its phase-out next year, I believe it’s a correct statement to say we’ll begin to see some benefit as that modifier phases out, because the modifier’s had a negative effect on our code values. The biggest impact will be after the phase-out has happened, which will take two years, and then go forward. So, looking forward to that, and that was hard fought. I just want to thank my board members, Nick Patel, and Liberty Partners, our lobby group, for the work that they did on that. It’s very impactful, not just for us, but for the profession in general.

Larry Solow:
Yes, absolutely. Chris, if I could squeeze one more in. The 21 de novo openings, is that the correct number just in the quarter? Did I catch that right in the press release? It’s a big number for one quarter. I didn’t realize that was physically possible.

Chris Reading:
Yes. I don’t have it in front of me. I don’t think we did 21 for the quarter.

Larry Solow:
I thought I saw that.

Chris Reading:
That may have been—

Larry Solow:
Is that a year-date number maybe?

Chris Reading:
That may have included the 10 that we acquired, and then the sports medicine business that we bought in New York, plus the de novos. Eric, I don’t know if you have that in front of you.

Eric Williams:
No, Chris, you’re right. It did, it included the one new partnership that came on board on July 1st with 12 locations, and the balance of those were de novos.

Larry Solow:
Got you. So, 10 de novos. Got it. Okay, great. Thanks for that color. I appreciate it, guys.

Chris Reading:
Thanks, Larry.

Operator:
Thank you. Once again, if you would like to ask a question, please press * 1. We’ll move on now to Constantine Davides with Citizens. Your line is open. Please go ahead. [Pause] Constantine, please check your line. Your line is open.

Constantine Davides: Sorry about that. Hi, Chris.

Chris Reading:
Good morning.

 Constantine Davides: Just a follow-up on the hospital alliances and some of the questions around the impact there. I know you discussed previously some ways that the original accretion estimates might prove conservative, particularly with respect to some of the efforts around billing                                             and collections. I’m just wondering if you’ve thought about that further or if and when you might start to address potential takeouts such as those.

Chris Reading:
Yes. Again, I’m not prepared to give a number, but that process has begun in part here very recently to begin to adjust some admin staff in our first phased partnership. We’ll be in a position to further quantify that when we provide guidance with the year-end numbers as we look at ‘27, just to give you guys more color. But in any of these, there has to be a runoff of existing accounts receivable. DSOs really are pretty quick for most payers. We average 30, 31, or 32 on a blended basis for the company, but there’s some old stuff that we have to collect. We’ll transition that to our corporate-based billing collections office, and then at an appropriate point in time, these functions begin to phase out, and so that’ll happen — some of that’ll happen in this quarter.

 Constantine Davides: Got it. I appreciate the color on the medical cost trend issues you’re experiencing, but I wanted to maybe drill into the offsetting, it sounds like, workforce reductions that may have occurred in the quarter. What level of savings are you maybe targeting, and where                                           and when should we start to see the full impact of those initiatives?

Chris Reading:
Yes. Nchacha, do you want to take it, or you and Eric?

Nchacha Etta:
Yes. So, we started some expense control measures here in October, kind of mid-October to help us mitigate the employee health benefits cost that we are forecasting that we’ll see again in Q4. Because we started in October, it was primarily focused on discretionary spending. So again, we do expect that that will help to a certain extent because we started so late in the year with the discretionary spend reduction and some of these were already committed during the course throughout the year. And so, we really don’t have a specific number that we can share with you, but we hope that it will help mitigate some of the medical expense. With regards to headcount, I’ll have Eric maybe speak to that.

Eric Williams:
Yes, I’m happy to share. As always, in a business that runs 790 locations, managing labor is critical for us. So, based on the headwinds that we’ve seen in terms of our medical costs rising rapidly here, we went clinic by clinic, partnership by partnership, looking for opportunities to reduce staffing to be more consistent with the volume running through individual locations. The focus was primarily on the administrative side of it. This is being done, by the way, while at the same time we’re trying to leverage technology and process changes in the revenue cycle which goes all the way from the front desk in our clinics all the way to our centralized CBOs that are doing our billing and collections. But yes, we took out several million dollars’ worth of labor, and this is something that we’re going to continue to focus on going forward. So, it was helpful for us. We did get some benefit, a little bit of that in September, and we expect to see that benefit continue on a slightly larger scale in the fourth quarter, which is going a long way to help us balance out the one headwind that we can’t have any control over, which is medical costs. To Chris’s point, and to your earlier question, there’s a lot of things we’re in the process of rolling out. We got WelcomeWare right now that we’ve talked about on other calls in 420 locations. We budgeted for those headcount reductions in 2026, and we saw those savings in 2026. We continue to roll that out, which will pay more of benefit going forward in 2027. But there’s also some process changes. We’re in the middle of doing our best to centralize our billing and collections operation, some of which happened this year, some more of which will happen in 2027. So, major focus going forward that we absolutely believe will yield labor cost savings for us, which will improve margins. Again, more color on that when we finish putting some touches on our 2027 budget.

 Constantine Davides: Thanks, Eric. Then last one, if I can squeeze it in. Looks like IIP had a nice both sequential and year-over-year improvement in growth. I know that moves around kind of quarter to quarter. There’s some seasonality. So, I guess first, can you talk about the strength                                           in the quarter, maybe what the pipeline looks like for that business? Then second, just near-term expectations, fourth quarter, and just the impact of typical seasonality, what we should expect there. Thanks.

Chris Reading:
Yes, if we look at the whole - go ahead, Eric, you want to go?

Eric Williams:
My comment would be this. I mean, this is an area that we continue to invest in and have business development opportunity. The same-store growth has been terrific, the organic growth in that business. You know, it’s always a function also of what service lines are driving the organic growth. So, when you take a look at injury prevention services, those tend to be repeatable year after year. You enter into agreements to provide services when the revenue comes from post-offer employment testing. That’s always a function of which sectors happen to be hiring, and that can be high one year and low the next year. We’ve had a pretty good mix of where this business is coming from, injury prevention services as well as post-offer employment testing. The pipelines look really solid for all three of our businesses. That includes Clarity Testing Services, Briotix, and Progressive. So, I feel good about it. But again, there’s years where this has been just off the charts and, you know, this year a little bit more moderate. We’ll get insights again into 2027 here and in the next four to six weeks.

Chris Reading:
Let me add this. We do have a seasonal pattern within injury prevention broadly. That seasonal pattern, because we’re embedded in these very large industries, very large manufacturers who tend to shut down to retool and in some cases just to save cost during busy periods for them. They tend to shut down toward year-end. So, fourth quarter is usually our seasonally soft quarter for injury prevention. As you guys look forward, just remember that.

Operator:
Thank you. We’ll move on to Benjamin Rossi with JPMorgan. Your line is open.

Benjamin Rossi:
Hey, thanks for taking my questions here. Apologies if I missed this, but - how should we interpret the strength in PT revenue per visit in 3Q in light of the hospital affiliation model? Then can you help me break down what portion reflects improved rates or payer mix in the legacy business versus what portion reflects some of the changes in the affiliated clinic revenue being recognized?

Chris Reading:
I mean, they’re primarily - the rate increase is primarily attributable to the increase in revenue from a little less than 5% in Q2 to more than 13% in Q3 to the higher reimbursement on the hospital side. Now there is some incremental improvement. We had a slight improvement in Medicare and we had a more moderate improvement in our rate in work comp. Those had a lesser effect though than the hospital. I don’t know, Nchacha, if we have it broken out exactly on, you know, to the penny on which thing produced, you know, how much of each, but lion’s share was hospital.

Nchacha Etta:
Correct, Chris. I’ll just add that, you know, our mature clinics did grow. 6%, and within that 6%, 3% was driven by visits and the remaining 3% was rates, to your point, Chris.

Chris Reading:
Thank you.

Benjamin Rossi:
Got it. Super helpful. As just a follow-up on your mature PT clinics, revenue there stepped up nicely by almost 300 bps from 2Q. Across visits, rates, payer mix, what were the primary drivers of the 3Q acceleration and how much of that pace do you think is sustainable going into 4Q and beyond? Thanks.

Chris Reading:
I mean, a big part, a big driver is the hospital progression, the number of visits and number of clinics that were onboarded within the quarter compared to Q2 on the hospital side. Again, that’s the biggest driver. So as you look at Q4, again, I think we’ve said this, but the Q4 will be the first quarter that we have both of these partnerships in all 72 facilities in for the entirety of the quarter. So I’m kind of expecting that, you know, we’ll see a little bit more rate progression is that percentage of revenue under the hospital side gross.

Operator:
Thank you. It appears that we have no further questions at this time. I’d be happy to return the call to our hosts for any closing comments.

Chris Reading:
Listen, I just want to thank everybody for your time and attention today. Again, I want to tell you how thrilled we are to have Nchacha with us as part of this company and as part of our story. He comes at a very interesting, exciting time, and he brings a wealth of experience, and we’re just thrilled that he’s here. So look forward in the coming days and weeks as we speak at several conferences together. To introduce him to you more personally, and both he and I are available for follow-up questions as they arise in the coming days. So thanks again and have a great day.

Operator:
Thank you. This brings us to the end of today’s meeting. We appreciate your time and participation. You may now disconnect.

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